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                                                                  Exhibit 99
                            [SOLUTIA Letterhead]


FOR IMMEDIATE RELEASE
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                     Contact: Investor Relations: Marleen Judge 314-674-7777
                              Media: Liesl Livingston 314-674-5555


              SOLUTIA INITIATES DEBT RESTRUCTURING DISCUSSIONS

         ST. LOUIS, Oct. 16, 2003/PR Newswire-First Call/ -- Solutia Inc. (NYSE:SOI) today announced that it has initiated discussions with its bondholders concerning a restructuring of the company's debt and obligations. The company also stated that it has sufficient liquidity to continue normal business operations

         Solutia also announced that Todd R. Snyder of Rothschild Inc. and Richard M. Cieri and Conor D. Reilly of Gibson Dunn & Crutcher have been retained by the company to assist in discussions with bondholders and in the company's on-going consideration of alternatives to address the significant financial issues faced by the company. Furthermore, Solutia announced that Jeffry N. Quinn, Senior Vice President & General Counsel has assumed the additional responsibility for directing the company's overall restructuring efforts.

         Solutia has approximately $1.25 billion of funded debt including four series of bonds issued by the company and its subsidiaries. The outstanding bonds include the 11.25% 2009 Senior Secured Notes (principal amount $223 million), the 6.72% 2037 debentures (principal amount $150 million and puttable in October 2004), the 6.25% 2005 Euro Notes issues by wholly owned subsidiary Solutia Europe S.A. (principal amount (euro)200 million), and the 7.375% 2027 debentures (principal amount $300 million). The 2009 Notes have a second lien on certain working capital but the remaining $680 million in bonds are unsecured. In addition to the bonds the Company has a $350 million secured credit facility with a syndicate of lenders lead by Ableco Finance LLC, a unit of Cerberus Capital Management, L.P.


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CORPORATE PROFILE

         Solutia (http://www.Solutia.com) uses world-class skills in applied chemistry to create value-added solutions for customers, whose products improve the lives of consumers every day. Solutia is a world leader in performance films for laminated safety glass and after-market applications; process development and scale-up services for pharmaceutical fine chemicals; specialties such as water treatment chemicals, heat transfer fluids and aviation hydraulic fluid and an integrated family of nylon products including high-performance polymers and fibers.

Solutia.... Solutions For A Better Life.

                                    -oOo-

Source: Solutia Inc.
St. Louis
Date 10/16/03